Exhibit 10.1

AMENDMENT NO. 2 TO SECURITIES PURCHASE AGREEMENT

This Amendment No. 2 dated as of April 13, 2020 (this “Amendment”) by and between Yunhong CTI Ltd., a corporation incorporated under the laws of the State of Illinois (the “Company” or “CTI”), and LF International Pte. Ltd., a Singapore company (“Buyer”), amends that certain Stock Purchase Agreement dated as of January 3, 2020 between the Company and the Buyer (the “Securities Purchase Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement.

WHEREAS, on February 24, 2020, the parties entered into Amendment No. 1 of the Securities Purchase Agreement to permit an interim closing on $700,000 of the Second Tranche Purchase Price, prior to the satisfaction of the relevant closing conditions to, and the consummation of the Second Closing.

WHEREAS, the parties wish to further amend the Securities Purchase Agreement to permit an interim closing to occur prior to the satisfaction of the relevant closing conditions to, and the consummation of, the Second Closing, whereby an additional $1,300,000 of the Second Tranche Purchase Price (the “Additional Second Tranche Advance”) shall be released from the Escrow Account to purchase the Additional Interim Shares (as defined below).

WHEREAS, in order to induce the Buyer to enter into this Amendment and to provide the Additional Second Tranche Advance, the Company wishes to extend to the Buyer, and Buyer wishes to secure, the Board Appointment Right to appoint one additional Buyer Director Nominee (the “Third Buyer Director Nominee”), for which Buyer shall be entitled to all of the rights and privileges set forth in Section 5.05 of the Securities Purchase Agreement.

WHEREAS, as additional consideration to induce the Buyer to enter into this Amendment, the Company desires to issue to the Buyer an aggregate of 260,000 shares of Common Stock, valued at $1.00 per share (the “Additional Inducement Shares”).

NOW THEREFORE, in consideration of the premises, the mutual agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned agree as follows:

1.      Interim Purchase and Sale. Upon satisfaction of the applicable closing conditions set forth herein, the Additional Second Tranche Advance will be released from the Escrow Account in accordance with the Escrow Agreement, and the Company shall issue and sell to Buyer, and Buyer shall purchase from the Company (such purchase to be effected through release of the Additional Second Tranche Advance) 130,000 Second Tranche Shares, at a purchase price of $10.00 per Share (the “Additional Interim Shares”).

2.	Transactions to be Effected at the Interim Closing.

a.	At or prior to the closing of the Additional Second Tranche Advance (the “Additional Interim Closing”):

i.	The Additional Second Tranche Advance will be released from the Escrow Account to the Company in accordance with the Escrow Agreement; and

ii.

Buyer shall deliver to the Company all other agreements, documents, instruments or certificates that each is required to deliver, and take all actions Buyer is required to take, as may be reasonably required by the Company (without limiting the generality of the foregoing, Buyer shall execute any escrow release notice required for the release of the Additional Second Tranche Advance under the Escrow Agreement).

b.	At or prior to the Additional Interim Closing, the Company shall:

i.	deliver to Buyer stock certificates evidencing the Additional Interim Shares, free and clear of all Encumbrances;

ii.	deliver to Buyer stock certificates evidencing the Additional Inducement Shares, free and clear of all Encumbrances; and

iii.

deliver to Buyer all other agreements, documents, instruments or certificates that the Company is required to deliver, cause to be delivered all documents required to be delivered by advisors to the Company and take all actions the Company is required to take, as may be reasonably required by the Buyer and its counsel in their sole discretion.

3.	Third Buyer Director Nominee.

a.

At the earlier of (i) the Company’s upcoming 2020 annual meeting of stockholders (the “Annual Meeting”) and (ii) May 15, 2020, the Company shall cause the Third Buyer Director Nominee (the individual whose name Buyer has submitted to the Company prior to the filing of the proxy statement for the Annual Meeting) to be elected to the Company Board, such that upon such election, the Company Board shall be comprised of seven directors, of which three shall be Buyer Director Nominees.

b.

Buyer shall be entitled to all of the rights and privileges set forth in Section 5.05 of the Securities Purchase Agreement as to the Third Buyer Director Nominee, subject to any pro rata adjustment, as applicable.

c.	For the avoidance of doubt, Section 5.05(iv) is hereby replaced in its entirety with the following:

(iv)

For so long as Buyer owns at least 9.9% of the voting power or equity interest in the Company’s then-outstanding capital stock, in the event there are more than seven members of the Board, Buyer shall be entitled to designate one or more additional directors (who shall be reasonably acceptable to the Company), if necessary, to ensure that the percentage of Buyer nominees serving on the Board most closely approximates the initial ratio of 3:7 board nominees designated by the Buyer relative to the total ownership percentage of the Company’s voting power then-held by the Buyer at any such time following the First Closing. For the avoidance of doubt, if at the time the Company increases the size of the Board to ten directors, Buyer holds 56% of the Company’s voting power, then Buyer will be entitled to a total of four Buyer Director Nominees.

4.     Use of Proceeds. For the avoidance of doubt, the net proceeds from the transactions contemplated herein shall be used in strict accordance with Section 5.12 of the Securities Purchase Agreement.

5.     To the extent any other provisions of the Securities Purchase Agreement need to be amended to properly reflect the revisions set forth above, such provisions are hereby so amended.

6.     Except as modified and amended herein, all of the terms and conditions of the Securities Purchase Agreement shall remain in full force and effect.

7.     This Amendment may be executed in one or more counterparts (including facsimile counterparts), each of which shall, for all purposes, be deemed an original and all of such counterparts, taken together, shall constitute one and the same Amendment.

8.     This Amendment and the rights of the parties hereto shall be interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

YUNHONG CTI LTD. By Name: Frank J. Cesario Title: Chief Financial Officer and Chief Executive Officer LF INTERNATIONAL PTE. LTD. By Name: Yubao Li Title: Authorized Representative